Exhibit 1.1

AZUL S.A

Publicly-held Company

Corporate Taxpayers’ Register (CNPJ/MF) No. 09.305.994/0001-29

Board of Trade (NIRE): 35.300.361.130 – CVM 24112

BY-LAWS

Chapter I

Name, Duration, Headquarters, Corporate Purpose, and Venue

Article 1 – Azul S.A. (“Company”) is a corporation governed by these Bylaws and applicable law, particularly Law No. 6.404, of December 15, 1976, as amended (“Brazilian Corporate Law”) and the Corporate Governance Level 2 Listing Regulation of B3 S.A. – Brasil, Bolsa, Balcão (“B3”) (“Level 2 Regulation”).

Paragraph 1 – Once admitted to the special listing segment of B3, namely, Corporate Governance Level 2, the Company, its shareholders, Management and Members of the Fiscal Council, if one is installed, are subject to the provisions under Level 2 Regulation and to the Self-Regulatory Code on Mergers and Acquisitions issued by the Brazilian Takeover Panel (Comitê de Aquisições e Fusões – CAF) (“Panel Code”).

Paragraph 2 – The Company, its shareholders, Management and Members of the Fiscal Council, as well as members of any technical or advisory committees established under theses bylaws are required and indeed commit to mold their actions to the standards and requirements expressed in the principles and rules of the Panel Code, and to defer to the regulatory and supervisory authority of the Panel, and abide by the Panel decisions regarding tender offers, mergers, share-for-share mergers, consolidations and spin-offs followed by mergers under its authority.

Paragraph 3 – The Shareholders’ General Meetings shall be convened to decide on the suspending the rights, including voting rights, of any shareholder in breach of the main provision of Paragraph 2 of Article 1, pursuant to article 120 of the Brazilian Corporate Law.

Article 2 – The Company’s duration is indefinite.

Article 3 – The Company’s headquarters and venue are located in the city of Barueri, State of São Paulo, at Avenida Marcos Penteado de Ulhôa Rodrigues, 939, 8th floor, Edifício Jatobá, Bairro de Tamboré, Zip Code 06460-040.

Sole Paragraph – Upon resolution of the Board of Directors, the Company may open or close branches, agencies, offices and representation offices, and any other facilities to conduct its activities anywhere in Brazil or abroad.

Article 4 – The Company’s corporate purpose includes hold direct or indirect interest in any type of companies whose activities include to (a) explore scheduled and non-scheduled air transportation services of passengers, cargo and mailbags, in Brazil and abroad, according to the concessions granted by the relevant authorities, (b) explore additional air charter transportation activities for passengers, cargo and mailbags, (c) render services of maintenance and repair of own and third-party aircrafts, motors, items and parts, (d) render services of aircraft hangar, (e) render services of runway, flight attendance and aircraft cleaning, (f) purchase and lease aircrafts and other related assets, (g) develop and manage its own customer loyalty program or customer loyalty programs of third parties, (h) sell redemption rights regarding awards under the customer loyalty program, (i) explore Travel Agency and Tourism businesses, (j) develop other activities that are connected, incidental, additional or related to the above-mentioned activities; and (k) hold interest in other companies.

Chapter II

Capital Stock and Shares

Article 5 – The Company’s share capital, totally paid up in Brazilian currency, is of two billion, one hundred and sixty-three million, three hundred and seventy-seven thousand, two hundred and fourteen Reais and seventy-three cents (R$2,163,377,214.73), divided into one billion, two hundred and fifty million, seven hundred and eighteen thousand, seven hundred and seventy-eight (1,250,718,778) shares, all registered and without par value, out of which nine hundred and twenty-eight million, nine hundred and sixty-five thousand and fifty-eight (928,965,058) are common shares and three hundred and twenty-one million, seven hundred and fifty-three thousand, seven hundred and twenty (321,753,720) are preferred shares.

Paragraph 1 – All the Company’s shares are registered shares, which may be recorded as book-entry shares, in which case they will be kept in deposit accounts opened in the name of their holders with a financial institution duly authorized by the Brazilian Securities Commission (“CVM”). Shareholders may be required to pay a fee, as provided in paragraph 3 of Article 35 of the Brazilian Corporate Law.

Paragraph 2 – Each common share entitles its holder to one (1) vote in resolutions taken at Shareholders’ General Meetings.

Paragraph 3 – Common shares are convertible into preferred shares, at the discretion of their respective shareholders, in the proportion of seventy-five (75) common shares per one (1) preferred share, provided they are fully paid-up and there is no violation of the legal proportion between common and preferred shares.

Paragraph 4 – Shareholders intending to convert their common shares into preferred shares shall sign and send a written notice to the Company’s Investor Relations Officer informing the number of common shares to be converted. After receipt of the notice, the Company shall promptly inform the other common shareholders, in writing, and grant them a fifteen-day period to exercise their right to convert their common shares, also through a signed written notice sent to the Company’s Investor Relations Officer, informing the number of common shares to be converted.

Paragraph 5 – Shareholders who fail to send the notice to the Company within the period above shall be deemed as having no intention of exercising their right to convert their Shares.

Paragraph 6 – If more than one shareholder promptly informs their intention to convert their common shares into preferred shares, and the number of preferred shares intended for conversion, plus the number of preferred shares that have already been issued by the end of the period to exercise the right to convert the shares, exceeds the maximum number of preferred shares eligible to be issued pursuant to Article 15, Paragraph 2 of the Brazilian Corporate Law, the common shares shall be converted into preferred shares up to the maximum number of preferred shares pursuant to Article 15, on a prorated basis of the respective interest of common shares held by each shareholder of the Company at the end of the period to exercise the right to convert the shares.

Paragraph 7 – Any amendment to the provisions of Paragraph 3 hereof, related to the proportion between common and preferred shares in the conversion referred to in the aforementioned Paragraph, is subject to prior approval of the holders of preferred shares at a special General Shareholders’ Meeting, pursuant to Paragraph 1 of Article 136 of the Brazilian Corporate Law.

Paragraph 8 – In case of conversion of preferred shares, pursuant to Paragraph 3 of this Article 5, the Company shall record the conversion in its books.

Paragraph 9 – Preferred shares entitle their holders to restricted voting rights exclusively in the following matters:

(i)	transformation, incorporation, merger or spin-off of the Company;

(ii)	approval of agreements between the Company and the Controlling Shareholder, directly or through third parties, as well as any other companies in which the Controlling Shareholder has interest, whenever decided in a general meeting pursuant to the law or the Bylaws;

(iii)	evaluation of assets allocated to pay-up the Company’s capital increase;

(iv)	selection of an expert institution or company for the determination of the Economic Value of the Company, as provided for by Sole Paragraph of Article 46 hereof;

(v)	amendment to or revocation of the provisions hereof that amend or modify any of the requirements provided for in Item 4.1. of the Level 2 Regulation, except that such voting right shall prevail while the Level 2 Corporate Governance Listing Agreement is in effect;

(vi)	the matters set forth on the Panel Code;

(vii)	amendment to or revocation of the provisions hereof that amend or modify any of the requirements provided for in this Paragraph Nine, as well as in Paragraphs Ten to Twelve of this Article 5 and in Articles 12 to 14;

(viii)	the global compensation of the management of the Company, pursuant to Paragraph Two of Article 15 below; and

(ix)	amendment to or revocation of the provisions hereof that amend or modify any of the requirements provided for in Paragraph Two of Article 15 and in Articles 29 to 32.

Paragraph 10 – Each of the matters indicated in Items (i) to (vii) of Paragraph Nine of this Article 5 are, for purposes of this Bylaws and pursuant to this Paragraph Ten, “Special Matter(s)” and shall be approved in accordance with this Paragraph Ten. The approval of the Special Matters provided for in items (i) to (vi) of Paragraph Nine of this Article 5 by the General Shareholders’ Meeting is subject to prior approval at a special Shareholders’ Meeting, as provided for in Chapter IV of this Bylaws, in case the Controlling Shareholder holds shares issued by the Company representing, as a whole, Dividends Distribution equivalent or inferior to fifty percent (50%). The approval of the Special Matter provided for in item (vii) of the Paragraph Nine of this Article 5 by the General Shareholders’ Meeting shall always be subject to the prior approval of the special Shareholders’ Meeting.

Paragraph 11 – The rights granted in articles (i) 4-A caput, (ii) 105, (iii) 123, sole paragraph, (c) and (d); (iv) 126, paragraph 3; (v) 157, paragraph 1; (vi) 159, paragraph 4; (vii) 161, paragraph 2; (viii) 163, paragraph 6; (ix) 206, II, (b); and (x) 246, paragraph 1, (a), all of them provided for in the Brazilian Corporate Law, may be exercised by shareholders representing the percentage of the Dividends Distribution equivalent to the percentage of capital stock or outstanding shares, as the case may be, established in such articles of the Brazilian Corporate Law.

Paragraph 12 – The following preferences and advantages are granted to preferred shares issued by the Company:

(i)	right to receive dividends in amounts equal to seventy-five (75) times the amount of dividends attributed to the common shares;

(ii)	right to be included in a takeover bid resulting from the Disposal of the Company’s Control under the same conditions and for a price per share equal to seventy-five (75) times the price per common share paid to the Disposing Controlling Shareholder; and

(iii)	in case the Company is wound up, capital refund priority over the common shares, in the amount corresponding to the multiplication of the Company’s share capital by the Dividends Distribution to which the preferred shares issued by the Company are entitled to. After the priority refund over the capital for preferred shares and the refund of the capital over the common shares, the preferred shares will have right to refund of amounts equivalent to the multiplication of the remaining assets to which the shareholder is subject to due to the Dividends Distribution that the preferred shares would be entitled to. For the sake of clarification, the amounts paid to preferred shares as priority shall be considered for purposes of the calculation of the total amount to be paid to the preferred shares in case of the Company’s wind up.

Paragraph 13 – The shareholders have preemptive rights, in proportion of their respective interests in the Company’s share capital, to subscribe for shares, debentures convertible into shares or warrants issued by the Company, pursuant to Article 171 of the Brazilian Corporate Law, provided that the exercise period established by the General Shareholders’ Meeting is above thirty (30) days.

Paragraph 14 – In case shareholders’ withdrawal, the amount to be paid by the Company as refund of the shares held by the withdrawing shareholders in the hypothesis authorized by the Brazilian Corporate Law, shall correspond to the economic value of such shares, to be verified in accordance with the evaluation procedure accepted by the Brazilian Corporate Law, whenever such amount is lower than the equity value verified in accordance with article 45 of the Brazilian Corporate Law.

Paragraph 15 – The issue of founder’s shares by the Company is prohibited.

Article 6 – Upon resolution of the Board of Directors, the Company may increase its capital stock, irrespective of any amendments to the Bylaws, through the issue of up to one hundred and twelve million, seven hundred and sixty-three thousand, four hundred and fifty-six (112,763,456) new preferred shares. The Board of Directors shall establish the conditions of the issuance, including the price and term for payment.

Paragraph 1 – The Company may, within the limits of its authorized capital and pursuant to a plan approved at the General Shareholders’ Meeting, grant stock options to its officers and employees, or to individuals providing services to the Company or to its Subsidiaries.

Paragraph 2 – At the discretion of the Board of Directors, excluding preemptive rights or reducing the exercise period provided for by Paragraph 4 of Article 171 of the Brazilian Corporate Law, shares, debentures convertible into shares or warrants may be issued, and their placement shall be made through sale in stock exchange, public subscription or share exchange in public offering of transfer of control, pursuant to applicable law, within the limits of the authorized capital.

Article 7 – Every shareholder purchasing shares issued by the Company, even if they are already a shareholder or Group of Shareholders (as defined in Article 54 hereof), is required to proceed with the disclose provided for in Article 12 of CVM Instruction 358, dated January 3, 2002, as amended, when the disclosure is required. Without prejudice of other penalties as provided for by law and the rules of the CVM, shareholders who fail to comply with this requirement may have their rights suspended, pursuant to Article 120 of the Brazilian Corporate Law and Article 11, Item “(r),” hereof, which suspension shall be cancelled as soon as such requirement is complied with.

Chapter III

General Shareholders’ Meetings

Article 8 – The General Shareholders’ Meetings shall be convened, annually, on an ordinary basis, in the four (4) months immediately following the end of the fiscal year, to discuss the matters provided for by law and, on an extraordinary basis, whenever the Company’s interests so require. Such meetings shall be called, installed and held as provided for by applicable law and these Bylaws.

Sole Paragraph – The General Shareholders’ Meetings shall be called pursuant to Article 124 of the Brazilian Corporate Law, and installed and presided over by the Chair of the Board of Directors or, in his absence or disqualification, any member of the Board of Directors or, in their absence, any officer of the Company attending the meeting, appointed by the Shareholders. The Chair of the General Shareholders’ Meetings shall appoint the secretary, who is not required to be a shareholder of the Company.

Article 9 – Except in case of qualified quorum provided for by law, resolutions at General Shareholders’ Meetings shall be taken by absolute majority vote, pursuant to restrictions established under the Brazilian Corporate Law and these Bylaws.

Paragraph 1 – The minutes of the General Shareholders’ Meetings shall be drafted in summary form, except when otherwise decided by the Chair of the Meeting, of all facts taking place, including dissents and complaints, with the transcription of resolutions taken, and shall be published omitting the signatures of the shareholders, pursuant to Paragraph 1 of Article 130 of the Brazilian Corporate Law.

Paragraph 2 – The General Shareholders’ Meeting may only decide on matters of the agenda included in the call notice, except as provided by the Brazilian Corporate Law.

Article 10 – Shareholders may be represented in the General Shareholders’ Meeting by proxy pursuant to Article 126 of the Brazilian Corporate Law, which proxy shall have been granted within one (1) year before the meeting, to a shareholder, Company Management member, lawyer, financial institution or investment fund manager representing syndicate members, if applicable. The shareholder shall send to the Company, at least forty-eight (48) hours before the Meeting is held, the proxy, duly executed pursuant to applicable law and these Bylaws. The shareholder or its legal representative shall attend the General Shareholders’ Meeting with the relevant identification document or a document confirming its legal representation powers, as applicable.

Sole Paragraph – Without prejudice to the foregoing, by the time the meeting is opened, the proxy or legal representative who attends the meeting with the documents mentioned in the head provision hereof may attend and vote, even if they failed to submit such documents in advance.

Article 11 – The General Shareholders’ Meeting, in addition to the obligations imposed by law, according to the quorum provided for by these Bylaws and applicable law, shall:

a)	examine the management accounts for the last fiscal year;

b)	examine, discuss and vote the financial statements, based on the opinion of the Fiscal Council, if one is installed, and other documents, pursuant to applicable law;

c)	elect and dismiss the members of the Board of Directors;

d)	subject to Article 5, Paragraph 9, Item (viii) hereof, establish the overall annual compensation of the members of the Board of Directors, Board of Executive Officers and Fiscal Council, if one is installed, provided that, in any case, the compensation is not different from that established in the Company’s annual business plans or budget;

e)	decide, according to the proposal presented by the management, about the allocation of net income for the fiscal year and the distribution of dividends;

f)	amend the Bylaws, subject to Article 5, Paragraphs 9 and 10 hereof;

g)	approve share incentive plans for the Company’s management and employees, as well as of the management and employees of the Company’s subsidiaries or individuals providing services to the Company or its subsidiaries;

h)	decide on (i) capital increases above the limits of the authorized capital, or capital decreases and (ii) the appraisal of assets used to pay for the Company’s capital increase, subject to Article 5, Paragraph 9, Item (iii) hereof;

i)	subject to Article 5, Paragraph 9, Item (i) hereof, decide on the consolidation, spin-off, conversion, merger or the merger of shares involving the Company, as well as on the transfer of a significant part of the assets of the Company that leads to interruption of its activities;

j)	decide on the issue of shares or any securities by the Company, establishing the respective issue price and amount, as provided for by Article 6 hereof, or other securities, as applicable;

k)	decide on redemption, repayment, stock splits or reverse stock splits of shares by the Company or any securities issued by the Company;

l)	decide on repurchase and/or trading of shares issued by the Company and derivatives referenced thereto, to the extent that such effectiveness is not subject to the Shareholders’ Meeting prior approval, pursuant to the rules issued by the CVM;

m)	decide on in-court or out-of-court corporate reorganization or filing for bankruptcy;

n)	decide on dissolution or liquidation of the Company, or suspension of such liquidation, and appoint the liquidator and the Fiscal Council that shall operate during the liquidation period;

o)	distribute dividends above the minimum mandatory dividend or pay interest on shareholders’ equity above the amount established by the Company’s annual business plans or budget;

p)	subject to Article 5, Paragraph 9, Item (iv) hereof, choose, among a list of companies appointed by the Board of Directors, the expert company responsible for preparing an appraisal report of the Company’s shares, if the Company is delisted or exits the Level 2, pursuant to Chapter VIII hereof;

q)	decide on any other matter submitted by the Board of Directors;

r)	without prejudice to Article 19, XVII, decide on the approval of agreements entered into between the Company and the Controlling Shareholder, directly or through third parties, as well as with other companies in which the Controlling Shareholder is a stakeholder; and

s)	suspend the exercise of shareholders’ rights, pursuant to Article 120 of the Brazilian Corporate Law and these Bylaws, including Article 1, paragraph 3, and Article 7 hereof, in which cases, the shareholder(s) whose rights are subject to suspension shall not vote.

Chapter IV

Special Meeting

Article 12 – Pursuant to Paragraph 10 of the Article 5 hereof, the approval of a Special Matter on a General Meeting may depend on the prior approval by holders of preferred shares on a special meeting (“Special Meeting”).

Article 13 – The provisions of Sole Paragraph of Article 8 related to the calling, chairman of the meeting and appointment of secretary, as well as the rules of representation provided for in Article 10 and its Sole Paragraph in relation to the General Meetings shall also apply to the Special Meetings.

Article 14 – The Special Meeting shall be installed, on first call, with the presence of shareholders representing, at least, twenty-five percent (25%) of the preferred shares and, on a second call, with the presence of shareholders representing any amount of preferred shares, with exception to the hypothesis provided for in the Level 2 Regulation. The resolutions shall be taken by the majority of the present shareholders, if different quorum is not required by the Brazilian Corporate Law. The minutes of the Special Meeting shall record the number of votes of the shareholders entitled to the right to vote in favor and against each resolution and shall indicate the total participation of the shareholders that voted in favor or against each resolution.

Chapter V

Management

Article 15 – The Company shall be managed by a Board of Directors and a Board of Executive Officers, according to the duties and powers attributed by applicable law and these Bylaws.

Paragraph 1 – The positions of Chairman of the Board of Directors and CEO or main officer of the Company shall not be held by the same person, except (i) in case of vacancy, pursuant to item 5.4 of the Level 2 Regulation; and (ii) on an exceptional case and for purposes of this transition, up to a maximum period of three (3) years counted as of the beginning of the dealing with securities issued by the Company in the Level 2.

Paragraph 2 – The General Shareholders’ Meeting shall establish the overall annual compensation of the management, subject to Article 5, Paragraph 9, Item (viii), and the Board of Directors shall sets forth the individual compensation of each member of the Board of Directors and Board of Executive Officers.

Paragraph 3 – The management’s investiture shall be made upon the execution of the Investiture Instrument (Termo de Posse) drawn up in the Company’s books, within thirty (30) days from their election, with no guarantee of office.

Paragraph 4 – The investiture of members of the Board of Directors and Board of Executive Officers shall be made upon the execution of the Management’s Statement of Consent, as required by the Level 2 Regulation and the Panel Code, pursuant to applicable law.

Paragraph 5 – The management shall remain in office until the investiture of their successors, unless otherwise resolved by the General Shareholders’ Meeting or Board of Directors, as applicable.

Paragraph 6 – Except for the provisions of these Bylaws and applicable law, meetings of management bodies shall be held with the attendance of the majority of their respective members and resolutions thereof shall be deemed valid if taken by majority vote of the attending members.

Section I

Board of Directors

Article 16 – The Board of Directors is composed of at least five (5) and at most fourteen (14) members, whether shareholders of the Company or not, whether resident in Brazil or not, all elected and dismissible by the General Meeting, with a unified term of office of two (2) years, reelection being permitted.

Paragraph 1 – At least two (2) or twenty percent (20%) of members of the Board of Directors, whichever is greater, shall be Independent Directors and expressly declared as such in the minutes of the General Shareholders’ Meeting that elects them. Director(s) elected pursuant to Article 141, Paragraphs 4 and 5 of the Brazilian Corporate Law and Paragraph 3 below shall also be deemed Independent Director(s).

Paragraph 2 – When the calculation of the above percentage results in a fraction, it shall be rounded to a whole number pursuant to the Level 2 Regulation.

Paragraph 3 – If the Board of Directors consists of five (5) members and the position of board member becomes vacant for any reason, the remaining board members shall appoint an alternate member who shall remain in office as acting board member until the next General Shareholders’ Meeting, when the new member shall be elected. The new member shall remain in office until the end of the unified term of office. For purposes of this Paragraph, vacancy shall occur in case of dismissal, death, resignation, confirmed disqualification, or disability.

Article 17 – The Meetings of the Board of Directors shall be held, ordinarily, every quarter. However, it may be held as required by the Company, whenever called by the Chair of the Board of Directors or any two (2) members of the Board of Directors, jointly, through a written notice sent at least two (2) days in advance. The notice may be sent by any authorized means with return receipt, including e-mail, indicating the date, time and a summary agenda.

Paragraph 1 – The Board of Directors may meet by conference call or videoconference. In such cases, board members attending the meeting shall vote by letter, facsimile or e-mail with digital certification.

Paragraph 2 – Meetings of the Board of Directors shall be installed by at least the majority of the incumbent board members to be deemed duly called and adopt valid resolutions. In any event, the meeting of the Board of Directors shall be deemed duly called if attended by all incumbent board members, irrespective of compliance with call formalities pursuant to these Bylaws.

Paragraph 3 – The meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, who shall appoint the secretary. In case of temporary absence of the Chairman of the Board of Directors, the Vice-chairman or any other member appointed by the majority of the directors shall preside over the meeting, in which case, there shall be no casting vote.

Paragraph 4 – The officers and independent auditors may be called to attend the meetings of the Board of Directors in order to make any necessary clarifications.

Paragraph 5 – Decisions of the Board of Directors shall be made by affirmative vote of, at least, the majority of attending members.

Paragraph 6 – The minutes of the meetings of the Board of Directors shall be drafted in the minutes book and signed by all attending Directors. The minutes of the meetings of the Board of Directors including decisions intended to be effective before third parties shall be filed with the public register of companies and published pursuant to Article 289 of the Brazilian Corporate Law.

Paragraph 7 – Members of the Board of Directors shall have flawless reputation and, unless allowed by the General Shareholders’ Meeting, they cannot be elected if they have or represent any interest that conflicts with the interests of the Company. Members of the Board of Directors shall not exercise voting rights in case of supervening conflict of interest with the Company.

Paragraph 8 – Members of the Board may not have access to information or attend meetings of the Board of Directors to discuss matters on which they have or represent any interest that conflicts with the interests of the Company, and the exercise of their voting rights shall be expressly forbidden.

Paragraph 9 – The Chairman and Vice-chairman of the Board of Directors shall be appointed by the General Shareholders’ Meeting at the time of election of board members.

Paragraph 10 – The Chairman of the Board of Directors (or whoever replaces him for any of the reasons provided for in Paragraphs 11 and 12 of this Article) has the casting vote in the resolutions of the Board of Directors, in addition to his own vote, in case of tie vote.

Paragraph 11 – In case of temporary disqualification, the Chairman of the Board of Directors shall be replaced by the Vice-chairman or, if the Vice-chairman is absent, any other Director appointed by the Chairman or by the other Directors if no one is appointed.

Paragraph 12 – If the position of Chairman of the Board of Directors becomes vacant, the Vice-chairman shall take and remain in office until the board members elect a new Chairman, who shall remain in office for the remaining term of office.

Paragraph 13 – The members of the Board of Directors shall not leave their offices for more than thirty (30) consecutive calendar days, under penalty of losing their offices, unless the Board of Directors authorizes them to do so.

Article 18 – The Board of Directors may create Committees, consisting of Management members and/or other persons that are not members of the Management of the Company, to assist it in its duties. The Board of Directors shall establish the scope, members and form of operation of each Committee at the resolution that approves the creation of the Committees.

Article 19 – In addition to the matters provided for in Article 142 of the Brazilian Corporate Law and other provisions hereof, the Board of Directors shall:

I – approve the annual and pluriannual budgets, business plan, strategic plans and expansion projects;

II – approve the acquisition, sale, transfer or encumbrance of the Company’s fixed assets and the pledge of guarantees in amounts greater than three percent (3%) of the net earnings recorded in the Company’s consolidated financial statements of the last fiscal year, whenever such transactions are outside the ordinary course of business of a company operating in the same industry wherein the Company operates, subject to Article 32 hereof;

III – decide on the issuance of shares or any other securities by the Company, their respective issue prices and the number of shares or other securities whenever such decisions may be made by the Board of Directors, pursuant to applicable law;

IV – authorize the Company to pledge guarantees for third-party obligations in amounts greater than three percent (3%) of the net earnings recorded in the Company’s consolidated financial statements of the last fiscal year, except for guarantees incurred by companies operating in the same industry wherein the Company operates in the ordinary course of their businesses;

V – call the General Shareholders’ Meeting of the Company;

VI – grant stock options and restricted stocks to the Management and employees of the Company or its subsidiaries, without preemptive rights to shareholders, pursuant to the conditions of programs approved at General Shareholders’ Meetings;

VII – authorize the issue of the Company’s shares, within the limits authorized in Article 6 hereof, setting forth issue conditions, including price and payment period, and exclude (or reduce the term for exercise of) preemptive rights in issues of shares, warrants and convertible debentures, which placement occurs through the sale in stock exchange, public subscription or public offering for transfer of control, pursuant to applicable law;

VIII – appoint and dismiss independent auditors. The external auditors shall prepare information to the Board of Directors, upon request of the Board of Directors and within its powers. The Board of Directors may request clarifications whenever necessary;

IX – set forth overall guidelines for the Company’s business, including business targets and strategies to be pursued by the Company, ensuring their adequate execution;

X – elect and dismiss the Company’s officers and establish their roles, and appoint the Investor Relations Officer;

XI – inspect the administration of Officers, examine, at any time, the Company’s books and documents, request information about executed agreements, or to be executed, and any other acts;

XII – express an opinion about the Management’s report and the Board of Executive Officers’ accounts and decide on submitting them to the General Shareholders’ Meeting;

XIII – analyze the Company’s quarterly results;

XIV – express a prior opinion about any proposal to be submitted to a resolution of the General Shareholders’ Meeting;

XV – approve the negotiation, assignment, transfer or sale of any intangible assets;

XVI – approve the establishment of any type of security or personal guarantee on the Company’s fixed assets in amounts greater than three percent (3%) of the net earnings recorded in the Company’s consolidated financial statements of the last fiscal year, except in case of judicial attachment, seizure or arrest;

XVII – approve the Transactions With Related Parties Police and the implementation of any transaction between, on one side, the Company’s shareholders, officers or related parties, their spouses, ascendants, relatives up to the third degree, Subsidiaries, Controlling Shareholders or entities under common Control and, on the other side, the Company or its Subsidiaries, subject to Article 32 hereof, provided that mergers, share-for-share mergers, consolidations and spin-off followed by a merger, with related parties, shall be regulated by the Panel Code;

XVIII – approve the contracting of financial obligations not included in the annual plan or budget of the Company or its Subsidiaries, which amounts are greater than three percent (3%) of the net earnings recorded in the Company’s consolidated financial statements of the last fiscal year, subject to Article 32 hereof;

XIX – decide on the issue of ordinary debentures, not convertible into shares, as well as on the issue of commercial papers and warrants;

XX – define the list of three companies specialized in economic appraisal of companies, to prepare an appraisal report of the Company’s shares in the event of a tender offer for delisting as a publicly-held company or exiting Level 2, in accordance with the provisions of the Panel Code;

XXI – authorize the Company’s Board of Executive Officers to file for bankruptcy or request in-court or out-of-court reorganization of the Company after approval of the General Shareholders’ Meeting;

XXII – decide on any financial restructuring directly or indirectly involving the Company or its Subsidiaries;

XXIII – approve the Code of Ethic and Conduct of the Company;

XXIV – decide on any matters submitted by the Board of Executive Officers;

XXV – agree or disagree on any public offering for the purchase of shares issued by the Company, through a substantiated opinion disclosed within fifteen (15) days of publication of the notice about the public offering of shares, which opinion shall include, at least: (i) the price of the public offering for the purchase of shares; (ii) the convenience and opportunity of the public offering for the purchase of shares in terms of the interests of the group of shareholders and liquidity of their securities; (iii) the impact of the public offering on the interests of the Company; (iv) the strategic plans disclosed by the offeror in connection with the Company; (v) the description of the relevant changes in the financial status of the Company, occurred since the date of the last financial statements or quarterly information released to the market; (vi) other relevant aspects for the shareholder’s decision; and (iv) other items considered relevant by the Board of Directors, as well as information required pursuant to the rules of the CVM; and

XXVI – decide on the repurchase and/or trading of shares issued by the Company and derivatives referenced thereto, except for the provision of Article 11, item (l) hereto.

Section II

Board of Executive Officers

Article 20 – The Company’s Board of Executive Officers shall consist of at least two (2) and no more than seven (7) members elected by the Board of Directors, residents in Brazil, who are not required to be shareholders of the Company, as follows: one (1) Chief Executive Officer (CEO); one (1) Vice-chief Financial Officer; one (1) Investor Relations Officer; and up to four (4) Executive Officers, who are not required to have any specific designation. The accumulation of positions is permitted.

Paragraph 1 – The Executive Officers are elected by majority vote of the members of the Board of Directors for a term of office of two (2) years, with permitted reelection. The investiture of members of the Board of Executive Officers shall be made upon the execution of the respective investiture instrument drawn up in the Company’s books, as provided for by Article 15, Paragraph 4 hereof. The Board of Executive Officers shall consist of professionals of confirmed experience and ability to act in their respective areas of expertise. Moreover, such professionals shall meet the requirements set forth by law and these Bylaws to perform their duties.

Paragraph 2 – The Officers may be dismissed, at any time, by the Board of Directors. Once an Officer is dismissed, the Board of Directors shall elect an alternate Officer for the remaining term of office within ten (10) days of the vacancy. Also, in case of temporary disqualification or absence of any Officer for more than sixty (60) days, the Board of Directors shall promptly meet to elect an alternate Officer for the remaining term of office. The CEO shall serve as replacement of the relevant Officer during his absence or while the elected alternate does not take office, as applicable.

Paragraph 3 – The position of Investor Relations Officer may be served by an Investor Relations Officer or, cumulatively, by any Officer.

Paragraph 4 – The Board of Directors shall appoint an Investor Relations Officer among the Officers of the Company, who shall be in charge of the disclosure of relevant acts or facts in connection with the Company’s business, as well as of relations of the Company with the market and regulatory and inspection entities.

Paragraph 5 – The CEO shall coordinate the activities of the Board of Executive Officers and supervise all the Company’s activities.

Paragraph 6 – The Vice-chief Financial Officer shall analyze, monitor and evaluate the Company’s financial performance, according to resolutions taken at the General Shareholders’ Meeting and meetings of the Board of Directors and the business plan; provide information on the performance of the Company, from time to time, to the General Shareholders’ Meeting and the Board of Directors; coordinate the preparation of the Company’s financial statements and the annual management’s report and present them to the external auditors, Board of Directors and Fiscal Council, if one is installed.

Paragraph 7 – The Investor Relations Officer, among other duties that may be established, has the power to (i) reservedly represent the Company before the CVM, shareholders, investors, stock exchanges, the Central Bank of Brazil and other agencies related to capital markets activities; (ii) plan, coordinate and guide the relationship and the communication between the Company and its investors, the CVM and entities in which the securities of the Company are admitted to trading; (iii) propose guidelines and rules on the investor relations of the Company; (iv) comply with the requirements set forth by the capital markets applicable law and disclose to the market material information about the Company and its businesses, in accordance with the law; (v) safe keep the corporate books and ensure the accuracy of the records; (vi) supervise the services carried out by the depositary financial institution holding the shares of the shareholding structure, such as payment of dividends and bonus, purchase, sale and transfer of shares, among others; (vii) ensure the compliance with and performance of the corporate governance rules, bylaws and the applicable law in connection with the securities market; and (viii) individually or in group, carry out the regular management acts of the Company.

Paragraph 8 – Without prejudice to the duties that the Board of Directors may set forth to the other officers, the CEO may set forth other duties to such officers.

Article 21 – The Board of Executive Officers shall meet when convened by its CEO or by any member of the Board of Executive Officers, whenever the corporate interests so demand, upon a five (5) days’ prior notice sent by letter with acknowledgment receipt, facsimile or e-mail. The attendance of all officers shall allow the meetings of the Board of Executive Officers to be held regularly, irrespective of any calling. The meetings shall be held with the attendance of the majority of its members, and the respective resolutions shall be taken by majority vote of the attending members, except in case of a draw, when the CEO shall have the casting vote to approve or reject the matter under discussion.

Paragraph 1 – The meetings of the Board of Executive Officers shall be presided over by the CEO.

Paragraph 2 – The members of the Board of Executive Officers may meet by conference call or videoconference. In such cases, board members attending the meeting shall vote by letter, facsimile or e-mail with digital certification. The meetings of the Board of Executive Officers shall be drafted in the appropriate book and signed by all attending Officers.

Article 22 – The Board of Executive Officers has the power to represent the Company, manage the corporate business in general and practice all necessary or convenient acts for such purpose, except for those which power is attributed by law or by these Bylaws to the Shareholders’ Meeting or the Board of Directors. In exercising their duties, the Officers may carry out all transactions and perform all acts necessary to achieve the purposes of their titles, as provided for hereunder as to the form of representation, jurisdictional amount for certain acts, and general business guidelines set forth by the Board of Directors, including discussing and approving the use of funds; settling claims; waiving; assigning rights; acknowledging debts; reaching agreements; making commitments; undertaking obligations; entering into agreements; purchasing, selling and burdening personal property and real estate; providing collaterals, guarantees and sureties; issuing, indorsing, pledging, discounting, withdrawing and accommodating securities in general; opening, transferring and closing accounts in credit institutions; all of which may also be performed by a duly authorized attorney-in-fact, pursuant to the legal restrictions and those set forth herein.

Article 23 – The Board of Executive Officers also has the power to:

a)	comply and enforce compliance with these Bylaws and the resolutions of the Board of Directors and Shareholders’ Meeting;

b)	represent the Company, as plaintiff and defendant, according to the duties and powers set forth herein and by the Shareholders’ Meeting;

c)	discuss the opening, closing and change of addresses of branches, agencies, offices or representation offices of the Company in Brazil or abroad;

d)	submit, on an annual basis, to the review of the Board of Directors, the Management Report and the accounts of the Board of Executive Officers, together with the report of the independent auditors, as well as with the proposal for the use of revenue assessed abroad;

e)	prepare and propose, to the Board of Directors, the business, operating and investment plans of the Company, as well as the annual budget;

f)	prepare the strategic planning of the Company and issue their respective rules;

g)	prepare and propose to the Board of Directors, with the support of the Governance Committee, the Code of Ethic and Conduct;

h)	decide on any matter that is not attributed to the reserved power of the Shareholders’ Meeting or Board of Directors, as well as on any divergences among its members; and

i)	present, on a quarterly basis, to the Board of Directors, a detailed economic, financial and equity balance sheets of the Company and its subsidiaries.

Article 24 – The representation of the Company, in any act that creates a responsibility to the Company or release third parties from obligations undertaken with the Company, including the representation of the Company in court, as plaintiff or defendant, is attributed to: (i) the CEO, solely; (ii) any two (2) Officers together; or (iii) one (1) solely attorney-in-fact with special powers, provided that such attorney-in-fact has been appointed by the CEO, pursuant to Article 25 hereof.

Sole Paragraph – The Company may be represented by a sole Officer or attorney-in-fact (i) in the shareholders’ meetings or meetings of partners of companies in which it participates; (ii) in acts or transactions of the Company abroad; (iii) before agencies of any level of government, councils or professional associations of workers’ unions; and (iv) in any regular act that does not create a responsibility to the Company.

Article 25 – The powers of attorney shall be granted on behalf of the Company by the CEO solely, and they shall specify the granted powers and, except for those powers of attorney for judicial purposes (ad judicia), they shall have a limited term of up to one (1) year, pursuant to the limits set forth by the Board of Directors, these Bylaws, or applicable law.

Sole Paragraph – In the absence of any determination as to the term of the powers of attorney granted by the Company, a term of one (1) year shall be presumed.

Article 26 – The acts of any Officer, attorney-in-fact or employee that involve the Company in obligations and businesses or transactions outside the Company’s purpose are expressly prohibited and shall be void and ineffective in what concerns the Company.

Section III

Audit Committee

Article 27 – The Audit Committee, a consulting body directly related to the Board of Directors, shall consist of at least three (3) members, most of them independent members, pursuant to legislation in force. Of the independent members of the Audit Committee, (i) at least two (2) shall be Independent Members, of whom at least one (1) shall have been appointed as coordinator of such committee; and (ii) at least one (1) of the independent members shall have proven experience in corporate accounting matters. The Board of Directors shall approve the regulation applicable to the Audit Committee, setting forth rules to convene, install and vote the meetings of the committee, as well as the frequency of meetings, duration of terms of office, and member’s eligibility requirements, among other matters.

Article 28 – The Audit Committee has the power to, among others:

a)	express an opinion about the hiring and dismissal of the independent auditor for preparation of an external independent audit or any other service;

b)	supervise the activities of the independent auditors to evaluate: (i) their independence; (ii) the quality of the services provided; and (iii) the suitability of the services provided to the Company’s requirements;

c)	supervise the internal controls and internal audit departments of the Company;

d)	supervise the activities concerning the preparation of the financial statements of the Company;

e)	monitor the quality and integrity of the mechanisms of internal control of the Company;

f)	monitor the quality and integrity of quarterly information, interim financial information and financial statements of the Company;

g)	monitor the quality and integrity of information and measurements disclosed based on adjusted accounting data and non-accounting data that add unforeseen elements to the regular reporting structure of the financial statements of the Company;

h)	evaluate and monitor the Company’s exposure to risks, including to require detailed information about policies and procedures related to: (i) management’s compensation; (ii) the use of Company’s assets; and (iii) expenses incurred on behalf of the Company;

i)	evaluate and monitor, together with the management and the internal audit department, the suitability of the related-party transactions carried out by the Company and their respective records; and

j)	prepare an annual report, in summary form, to be presented together with the financial statements, including the description of: (i) its activities, the results and conclusions reached and recommendations made; and (ii) any situation presenting a significant divergence between the management of the Company, the independent auditors and the Audit Committee in connection with the financial statements of the Company.

Section IV

Compensation Committee

Article 29 – The Compensation Committee, a consulting body directly related to the Board of Directors, shall consist of three (3) members appointed by the Board of Directors, and its regulation shall be approved at a meeting of the Board of Directors, setting forth rules to convene, install and vote the meetings of the committee, as well as the frequency of meetings, duration of terms of office, and member’s eligibility requirements, among other matters.

Paragraph 1 – At least two (2) members of the Compensation Committee shall be Independent Members.

Paragraph 2 – The Compensation Committee shall be coordinated by one of its independent members, who will be entitled to call special meetings and establish the relevant agenda.

Article 30 – The Compensation Committee shall organize, manage and interpret the share incentive plans and settle any issues not provided for in such plans or any conflicts related thereto.

Section V

Governance Committee

Article 31 – The Governance Committee, a consulting body directly related to the Board of Directors, shall consist of three (3) members appointed by the Board of Directors, setting forth rules to convene, install and vote the meetings of the committee, as well as the frequency of meetings, duration of terms of office, and member’s eligibility requirements, among other matters.

Paragraph 1 – At least two (2) members of the Governance Committee shall be Independent Members.

Paragraph 2 – The Governance Committee shall be coordinated by one of its independent members, who will be entitled to call special meetings and establish the relevant agenda.

Article 32 – The Governance Committee shall:

a)	recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company and supervise its enforcement, supervising its implementation;

b)	review and approve the Code of Ethic and Conduct of the Company;

c)	review and propose to the Board of Officers a Transactions With Related Parties Police, considering the Panel Code;

d)	review and express its opinion about potential conflicts of interest among members of the Board of Directors and the Company; and

e)	express an opinion about (I) the sale or transfer of the Company’s fixed assets in amounts greater than three percent (3%) of the net earnings recorded in the Company’s consolidated financial statements of the last fiscal year, whenever such transactions are outside the ordinary course of business of a company operating in the same industry wherein the Company operates; (II) any transaction between Company’s shareholders, officers or related parties, their respective spouses, ascendants, relatives up to the third degree, its Controlling Entities, or persons under common Control on one side, and the Company or its Subsidiaries on the other side, whenever such transactions are outside the ordinary course of business of a company operating in the same industry wherein the Company operates; and (III) contracting any financial obligation not provided for in the annual plan or budget of the Company or its subsidiaries, which amount, in Reais, is greater than two hundred million dollars (US$200,000,000.00), converted by the PTAX rate published by the Central Bank on its webpage on the day of the transaction.

Chapter VI

Fiscal Council

Article 33 – The Company shall have a non-permanent Fiscal Council consisting of five (5) members and their respective alternates, shareholders or not, elected by the Shareholders’ Meeting that approves its installation, which Meeting shall also determine the compensation of the members of the Fiscal Council, within the legal limit. The Fiscal Council may be installed in fiscal years wherein shareholders request it, pursuant to the applicable provisions of the Brazilian Corporate Law.

Paragraph 1 – The Fiscal Council, if one is installed, shall have its duties attributed by law.

Paragraph 2 – The members of the Fiscal Council shall take office upon the execution of their respective terms, in the appropriate book.

Paragraph 3 – The tenure of the members of the Fiscal Council shall be subject to the prior execution of the Term of Consent (Termo de Anuência) of the Members of the Fiscal Council pursuant to the Level 2 Regulation and the Panel Code, as well as in compliance with applicable law.

Paragraph 4 – The members of the Fiscal Council shall be replaced, when absent and disqualified, by their respective alternates. In case the offices of members of the Fiscal Council become vacant, their respective alternates shall replace them. In case there are no alternates, the Shareholders’ Meeting shall be called to proceed with the election of a member to take the vacant office.

Paragraph 5 – In addition to the disqualification cases provided for by law, anyone who maintains a relationship with a company that may be considered a competitor of the Company may not be elected as member of the Fiscal Council of the Company. The election of a person who is, among others: (a) an employee, shareholder or member of a corporate, technical or fiscal body of a competitor, Parent Company or Subsidiary of a competitor; (b) the spouse or relative within the second degree of a member of a management, technical or fiscal body of a competitor, Parent Company or Subsidiary of a competitor.

Paragraph 6 – The compensation of the members of the Fiscal Council shall be established by the Shareholders’ Meeting that elects them, pursuant to Paragraph 3 of Article 162 of the Brazilian Corporate Law.

Article 34 – When installed, the Fiscal Council shall meet, pursuant to applicable law, whenever necessary and shall review, at least on a quarterly basis, the financial statements.

Paragraph 1 – Irrespective of any formalities, a meeting that has been attended by all members of the Fiscal Council shall be deemed regularly called.

Paragraph 2 – The Fiscal Council shall decide by the absolute majority vote, with the attendance of the majority of its members.

Paragraph 3 – All decisions of the Fiscal Council shall be included in the minutes drafted in the respective book of Minutes and Opinions of the Fiscal Council and signed by all attending members.

Chapter VII

Fiscal Year, Balance Sheet, Net Income and Dividends

Article 35 – The fiscal year shall coincide with the calendar year, beginning on January 1 and ending on December 31 of each year.

Paragraph 1 – At the end of each fiscal year, the Board of Executive Officers shall prepare a general balance sheet, as well as the other financial statements, pursuant to applicable law and the Level 2 Listing Regulation.

Paragraph 2 – Together with the financial statements for the fiscal year then ended, the Board of Directors shall submit to the General Shareholders’ Meeting for approval the proposal of allocation of net income, in accordance with the provisions hereunder.

Paragraph 3 – The Board of Directors may request the Board of Executive Officers to prepare Balance Sheets at any time, and approve the distribution of interim dividends based on income assessed, pursuant to applicable law. At any time, the Board of Directors may also decide on the distribution of interim dividends to be charged from the retained earnings or income reserve, pursuant to applicable law. If distributed, these dividends may be charged from the minimum mandatory dividend.

Article 36 – The Company may, with the approval of the Board of Directors, pay to its shareholders interest on shareholders’ equity, pursuant to Article 9, Paragraph 7, of Law No. 9,249/95 and other applicable laws and regulations, which may be deducted from the minimum mandatory dividend. Any payment made in accordance herewith shall be included, for all purposes, in the amount of dividends distributed by the Company.

Article 37 – Any accumulated losses and reserves for income tax and social contribution on net income shall be deducted from the income of the fiscal year, before any equity payment is made.

Paragraph 1 – The retained net income determined pursuant to the head provision hereof shall be used as follows:

I – five percent (5%) shall be allocated to the legal reserve, which shall not exceed twenty percent (20%) of the subscribed capital stock. During the fiscal year wherein the balance of the legal reserve plus the capital reserves, as provided for by Paragraph 1 of Article 182 of the Brazilian Corporate Law, exceeds thirty percent (30%) of the capital stock, the allocation of part of the net income of the fiscal year to the legal reserve shall not be mandatory;

II – as an amount allocated to form contingency reserves and for the reversal of such reserves as established in previous years;

III – zero point one percent (0.1%) of the balance of the net income, after the deductions referred to above and the adjustment provided for by Article 202 of the Brazilian Corporate Law, shall be distributed to the shareholders as mandatory minimum dividend; and

IV – the remaining balance, after eventual profit retention, based on the budget approved by the Shareholders’ Meeting, pursuant to Article 196 of the Brazilian Corporate Law and Article 39 hereof, shall be distributed as dividend.

Paragraph 2 – The minimum mandatory dividend shall not be paid to shareholders for the fiscal year wherein the management of the Company informs the Shareholders’ Meeting that such payment is not compatible with the financial condition of the Company, provided that Article 202, Paragraphs 4 and 5 of the Brazilian Corporate Law is complied with.

Paragraph 3 – Dividends, except if decided otherwise, shall be paid within sixty (60) days from the date their distribution has been approved and, in any case, within the fiscal year.

Article 38 – Dividends and interest on shareholders’ equity not received within three (3) years from the date they are made available to shareholders shall be reverted to the Company.

Article 39 – The Board of Executive Officers of the Company Shall prepare, on an annual basis, before the beginning of each fiscal year, a written business plan to the Company, that shall include as attachments the operating budgets per line item and capital expenditure (capex) budgets for the following fiscal year, as well as margins for the compensation of the Board of Executive Officers. The business plan shall be submitted to the Board of Directors for approval, at least thirty (30) days before the beginning of the fiscal year.

Chapter VIII

Transfer of Control, Delisting as a Publicly-held Company and Exiting Level 2

Article 40 – The transfer of Control of the Company, through one sole transaction or through successive transactions, shall be carried out under the precedent or subsequent condition that the Acquiror undertakes to carry out a public offering for the purchase of shares and other securities convertible into shares of the other shareholders of the Company, under the terms and conditions set forth by applicable law and the Level 2 Listing Regulation and the Panel Code, in order to ensure preferred shareholders the same conditions and price per preferred share equal to seventy-five (75) times the price per common share paid to the Selling Controlling Shareholder and to the other common shareholders the same conditions and price per common share paid to the Selling Controlling Shareholder.

Sole Paragraph – The public offering provided for hereby shall also be required in the following cases:

(i)	onerous assignment of subscription rights of shares and other securities or rights relating to securities convertible into shares that may result in the Transfer of Control of the Company; or

(ii)	transfer of Control of a company that holds the Controlling Power of the Company, in which case the Selling Controlling Shareholder shall inform B3 the value attributed to the Company in such transfer and attach documents that confirm such value.

Article 41 – The individual or entity that acquires the Controlling Power, as a result of a private share purchase agreement entered into with the Controlling Shareholder, for any number of shares, shall be required to: (i) carry out the public offering mentioned in Article 40 above; and (ii) pay, pursuant to the provisions below, an amount equal to the difference between the price of the public offering and the price per share purchased in stock exchange in the six (6) months before the date of acquisition of the Controlling Power, as adjusted to the payment date. Such amount shall be distributed among the persons who sold shares of the Company in the trading days the Acquiror performed the acquisitions, prorated to the daily selling net balance of each share. Such distribution shall be performed by B3, pursuant to its regulations.

Article 42 – The Company shall not record: (a) any transfers of equity interest to the Acquiror or to those that may come to hold the Controlling Power while such shareholder(s) do(es) not sign the Term of Consent of the Controlling Entities referred to in the Level 2 Regulation and the Panel Code; and (b) in its headquarters, the Shareholders’ Agreement that provides for the exercise of the Controlling Power while its signatories don’t sign the Term of Consent of the Controlling Entities referred to in Item “a” above.

Article 43 – A shareholder which attains an ownership interest of thirty percent (30%) of the shares of voting stock (“Material Ownership Interest”) shall be required to carry out a material ownership tender offer for all other shares and securities convertible into shares issued by the Company, pursuant to the Panel Code.

Paragraph 1 – The tender offer price for common shares must be equivalent to the highest purchase price the acquirer may have paid for voting shares within the period of twelve (12) months preceding the date of the Material Tender Offer trigger, with adjustments to account for corporate actions such as distributions of dividends and interest on shareholders’ equity, bonus issues, stock splits and reverse splits, but not any corporate action defined as corporate restructuring transactions.

Paragraph 2 – The tender offer price for preferred shares and securities convertible into preferred shares, post conversion, shall be equivalent to seventy-five (75) times the tender offer price for common shares.

Article 44 – In the tender offer to be carried out by the Controlling Shareholder or by the Company to delist as a publicly-held company, the minimum price to be offered shall correspond to the Economic Value assessed in an appraisal report provided for by Article 46 hereof or as defined in Article 60 of the Panel Code, whichever is higher, pursuant to applicable law and regulations.

Article 45 – The exit of the Company from Level 2 shall be (i) previously approved at a Board of Officers’ Meeting; and (ii) informed to B3 through a written thirty-day notice.

Sole Paragraph – If the exit of the Company from Level 2 is approved in order to allow its securities to be admitted for trading outside Level 2, or due to a corporate restructuring in which the securities of the surviving company, in accordance with the Panel Code, are not admitted for trading in Level 2 within one hundred twenty days (120) from the date of the shareholders’ meeting that approved such transaction, the Controlling Shareholder shall carry out a public offering to purchase the shares of the remaining shareholders of the Company for, at least, the respective Economic Value, to be assessed in an appraisal report prepared pursuant to Article 46 hereof, in compliance with applicable law and regulations.

Article 46 – The appraisal report referred to in Article 44 and Article 45, sole paragraph, hereof shall be prepared by an expert institution or firm, with proven experience and independence as to the decision power of the Company, its management and Controlling Shareholders, which appraisal report shall also meet the requirements set forth by Article 8, Paragraph 1, of the Brazilian Corporate Law, and include the liability referred to in Article 8, Paragraph 6, of the Brazilian Corporate Law and comply with the principles and rules of the Panel Code. The choice of expert institution or firm responsible for the assessment of the Economic Value of the Company shall be exclusively made by the Shareholders’ Meeting, based on the list of three companies presented by the Board of Directors, pursuant to the Panel Code. Blank votes shall not be regarded and each share, irrespective of its type or class, shall be entitled to one vote. The decision shall be made by majority vote of the shareholders representing the Outstanding Shares attending the Shareholders’ Meeting that discusses the matter. Such Shareholders’ Meeting shall be attended, on first call, by at least twenty percent (20%) of the total Outstanding Shares, in accordance with the quorum provided for by Article 125 of the Brazilian Corporate Law or, on second call, by any number of shareholders representing the Outstanding Shares. The costs of preparation of the appraisal report shall be fully paid by the offeror.

Article 47 – The Controlling Shareholder shall be dismissed from carrying out the public offering to purchase shares referred to in the Sole Paragraph of Article 40 hereof if the Company exits Level 2 due to the execution of an agreement on the participation of the Company in the special segment of B3 called Novo Mercado (“Novo Mercado”) or if the surviving company of a corporate restructuring obtains the authorization to trade its securities in Novo Mercado within one hundred twenty (120) days from the date of the Shareholders’ Meeting that approved such transaction.

Article 48 – In the absence of a Controlling Shareholder, if the exit of the Company from Level 2 is approved in order to allow its securities to be admitted to trading outside Level 2, or due to a corporate restructuring in which the securities of the surviving company are not admitted for trading in Level 2 or Novo Mercado within one hundred twenty days (120) from the date of the shareholders’ meeting that approved such transaction, exit from Level 2 shall be subject to a public offering to purchase shares in the same conditions set forth by the Sole Paragraph of Article 45 above.

Paragraph 1 – Such Shareholders’ Meeting shall set forth the responsible party(ies) for carrying out the public offering to purchase shares, which party(ies), if attending the meeting, shall expressly undertake the obligation to carry out the offering.

Paragraph 2 – In the absence of appointed responsible parties to carry out the public offering to purchase shares, in case of a corporate restructuring in which the securities of the surviving company are not admitted for trading in Level 2, the shareholders that voted for the corporate restructuring shall carry out the public offering.

Article 49 – The exit of the Company from the Corporate Governance Level 2 due to noncompliance with the obligations set forth by the Level 2 Regulation is subject to the completion of the public offering to purchase shares for, at least, the Economic Value of the shares, to be assessed by the appraisal report referred to in Article 44 hereof, pursuant to applicable law and regulations.

Paragraph 1 – The Controlling Shareholder shall carry out the public offering for the purchase of shares provided for by the head provision hereof.

Paragraph 2 – In the absence of a Controlling Shareholder and if the exit from Level 2 referred to in the head provision above results from a resolution of the Shareholders’ Meeting, the shareholders that voted for the resolution that caused the respective noncompliance shall carry out the public offering of shares provided for by the head provision above.

Paragraph 3 – In the absence of a Controlling Shareholder and if the exit from Level 2 referred to in the head provision hereof occurs as a result of an act or fact of management, the Management of the Company shall call a Shareholders’ Meeting whose agenda shall be the voting on how to remedy the noncompliance with obligations set forth in the Level 2 Regulation or, if applicable, the exit of the Company from Level 2.

Paragraph 4 – If the Shareholders’ Meeting referred to in Paragraph 3 above approves the exit of the Company from Level 2, such Shareholders’ Meeting shall set forth the responsible party(ies) for carrying out the public offering to purchase shares as provided for by the head provision hereof, which party(ies), if attending the meeting, shall expressly undertake the obligation to carry out the offering.

Article 50 – A sole tender offer may be carried out, aiming at more than one of the purposes provided for by this Chapter VIII, the Level 2 Regulation, the Panel Code, or the regulation issued by the CVM, provided that it is possible to match the procedures of all types of tender offers, without prejudice to the offerees, and with the authorization of the CVM as required by applicable law.

Article 51 – The shareholders responsible for carrying out the tender offer provided for by this Chapter VIII, the Level 2 Regulation, the Panel Code or the regulation issued by the CVM may ensure its completion through any shareholder or third party. The shareholder shall not be exempt from the obligation to carry out the tender offer until it is completed, pursuant to applicable rules.

Sole Paragraph – Notwithstanding the provisions of Chapter VIII of this Bylaws, the provisions of Level 2 Regulation shall prevail over the provisions of the Bylaws in case of prejudice of rights of the offerees under the offerings referred to in the above Articles.

Chapter IX

Arbitration

Article 52 – The Company, its shareholders, Management and members of the Fiscal Council undertake to settle, through arbitration with the Market Arbitration Chamber (Câmara de Arbitragem do Mercado), any and all dispute or controversy that may arise between them, especially related to or deriving from the application, validity, effectiveness, interpretation, violation, as well as their effects, of the Brazilian Corporate Law, the Bylaws of the Company, the rules passed by the Brazilian Monetary Council (Conselho Monetário Nacional), the Central Bank of Brazil and the CVM, as well as other rules applicable to the activities of the capital markets in general, in addition to those of the Level 2 Regulation, the Arbitration Regulation, the Sanctions Regulation and the Level 2 Participation Agreement.

Sole Paragraph – Without prejudice to the validity of this arbitration clause, provisional measures and injunctions shall be requested by the Parties, before the Arbitration Court is established, from the Judicial Branch, pursuant to Item 5.1.3 of the Arbitration Regulation of the Market Arbitration Chamber.

Chapter X

Liquidation and Dissolution

Article 53 – The Company shall be liquidated in the cases provided for by law or upon decision of the Shareholders’ Meeting.

Sole Paragraph – The Board of Directors shall set forth the form of liquidation and appoint the liquidator. The Fiscal Council shall be active during the liquidation period.

Chapter XI

Definitions

Article 54 – For purposes of these Bylaws, upper case words shall have the following meanings, without prejudice to other terms herein defined:

(a)	“Controlling Shareholder” means the Controlling Shareholder(s) or the Group of Shareholders that exercise the Controlling Power on the Company;

(b)	“Selling Controlling Shareholder” means the Controlling Shareholder at the time of the Transfer of Control of the Company;

(c)	“Control Stock” means the block of shares that directly or indirectly ensures its holders the individual and/or shared exercise of the Controlling Power of the Company;

(d)	“Outstanding Shares” means all shares issued by the Company, except those held by the Controlling Shareholder, persons connected to it, and by the Management of the Company, as well as shares held in treasury;

(e)	“Acquiror” means the entity to which the Selling Controlling Shareholder transfers the Control Stock through a Transfer of Control of the Company.

(f)	“Transfer of Control of the Company” means the onerous transfer of the Control Stock to a third party;

(g)	“Independent Member” shall have the meaning attributed in the Level 2 Regulation;

(h)	”Control” (as well as related terms such as “Controlling Power,” “Controlling Entities,” “under common Control” or “Subsidiaries”) means the power effectively used to guide the corporate activities and the activities of the bodies of the Company, directly or indirectly, de facto et de jure, irrespective of the equity interest held. There is a rebuttable presumption of Control for the individual or Group of Shareholders holding shares representing the majority of votes of attending members in the past three (3) shareholders’ meetings of the Company, even if they do not hold the majority of the voting stock.

(i)	“Derivatives” mean securities traded in futures markets or other assets backed by or derived from securities issued by the Company;

(j)	“Group of Shareholders” mean the group of people: (i) bound by voting contracts or agreements of any kind, directly or through Subsidiaries, Controlling Entities or companies under common Control; or (ii) among whom there is a direct or indirect relationship of Control; or (iii) who are under common Control;

(k)	“Other Corporate Rights” mean: (i) usufruct or fideicommissum on the shares issued by the Company; (ii) call, subscription or exchange options, of any kind, that may result in the purchase of shares issued by the Company; or (iii) any other right that ensure the shareholder permanent or temporary political or equity rights on the shares issued by the Company; and

(l)	“Economic Value” means the value of the Company and its shares, as may be determined by an expert firm through an acknowledged method or based on other criterion that may be defined by the CVM.

Chapter XII

General Provisions

Article 55 – Omissions hereunder shall be solved by the Shareholders’ Meeting and governed pursuant to the Brazilian Corporate Law and the Level 2 Regulation and the Panel Code, provided that the Panel Code provisions shall prevail over the provisions of these Bylaws with respect to the specific matters of the Panel Code.